PATRICK R. RODGERS CPA PA

We hereby consent to the use of our financial statements in Form S-8 for Monster Offers which is the audit of such financial statements for the year ended December 31, 2012 and our review of the financial statements for the quarter ended March 31, 2013.

/s/ Patrick R. Rodgers CPA PA

Patrick R. Rodgers CPA PA

June 20, 2013